Exhibit 3.1

FARMLAND PARTNERS INC.

ARTICLES SUPPLEMENTARY

6.00% SERIES B PARTICIPATING PREFERRED STOCK

FARMLAND PARTNERS INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The Articles of Amendment and Restatement of the Corporation (the “Charter”) authorizes the issuance of 100,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”), issuable from time to time in one or more classes or series, and provides that the Corporation’s board of directors (the “Board”) may classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, (including voting rights exclusive to such unissued shares), restrictions (including, without limitation, restrictions on transferability), limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of such unissued shares.

SECOND: Under the authority contained in the Charter, and pursuant to authority vested by the Board in the Pricing Committee of the Board (the “Pricing Committee”) at a telephonic meeting of the Board on August 2, 2017, the Pricing Committee, by resolution approved by unanimous written consent on August 10, 2017, has classified and designated 6,037,500 shares of Preferred Stock of the Corporation as 6.00% Series B Participating Preferred Stock, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, which upon any restatement of the Charter, shall be deemed to be part of Article VI of the Charter, with any necessary or appropriate changes to the enumeration of sections or subsections hereof. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.

6.00% Series B Participating Preferred Stock

(1) Designation and Number. A series of Preferred Stock, designated as the “6.00% Series B Participating Preferred Stock” (the “Series B Preferred Stock”), is hereby established. The par value of the Series B Preferred Stock is $0.01 per share. The number of shares of Series B Preferred Stock shall be 6,037,500.

(2) Maturity. The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption, except as provided in paragraph (6)(h)(ii), paragraph (7)(c) and paragraph (11)(c).

(3) Ranking. The Series B Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”), rank (a) senior to the common stock of the Corporation, $0.01 par value per share (“Common Stock”), and any other class or series of the Corporation’s equity securities, now or hereafter issued and outstanding, the terms of which provide that such equity securities rank, as to dividend payments and the distribution of assets upon a Liquidation Event, junior to such Series B Preferred Stock (“Junior Equity Securities”), (b) on parity with any other preferred or convertible preferred securities of the Corporation, now or hereafter issued and outstanding, other than the securities referred to in clauses (a) and (c) (“Parity Equity Securities”); and (c) junior to all existing and future indebtedness and all equity securities issued by the Corporation with terms specifically providing that such equity securities rank senior to the Series B Preferred Stock with respect to rights of dividend payments and the distribution of assets upon a Liquidation Event (“Senior Equity Securities”). For the avoidance of doubt, the term “equity securities” does not include convertible debt securities, which debt securities would rank senior to the Series B Preferred Stock.

(4) Dividends.

(a) Dividends on each outstanding share of Series B Preferred Stock shall be cumulative from and including August 17, 2017 (the “Original Issue Date”) and shall be payable (i) for the period from the Original Issue Date to, but excluding, September 30, 2017 on September 30, 2017 to holders of record as of September 15, 2017, and (ii) for each quarterly distribution period thereafter, quarterly in equal amounts in arrears on the last day of each March, June, September and December, commencing on September 30, 2017 (each such day being hereinafter called a “Series B Dividend Payment Date”) at the then applicable annual rate; provided, however, that if any Series B Dividend Payment Date falls on any day other than a Business Day (as defined herein), the dividend that would otherwise have been payable on such Series B Dividend Payment Date may be paid on the next succeeding Business Day (as defined herein) with the same force and effect as if paid on such Series B Dividend Payment Date, and no interest or other sums shall accrue on the amount so payable from such Series B

Dividend Payment Date to such next succeeding Business Day (as defined herein). Each dividend is payable to holders of record as they appear on the stock records of the Corporation at 5:00 p.m., New York time, on the record date, which shall be March 15, June 15, September 15 or December 15 immediately preceding the applicable Series B Dividend Payment Date.  If such record date is not a Business Day, the record date shall be the immediately preceding Business Day (each such date, a “Record Date”). Dividends shall accrue and be cumulative from the most recent Series B Dividend Payment Date to which dividends have been paid (a “Prior Dividend Payment Date”) (or if no Prior Dividend Payment Date, from the Original Issue Date) to, but excluding, the next Series B Dividend Payment Date, to holders of record as of 5:00 p.m., New York time, on the related Record Date, whether or not in any such dividend period or periods there shall be funds legally available for the payment of such dividends, whether the Corporation has earnings or whether such dividends are authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on shares of the Series B Preferred Stock that may be in arrears. Holders of shares of the Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of full cumulative dividends, as herein provided, on the Series B Preferred Stock. Dividends payable on the Series B Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a three hundred sixty (360) day year consisting of twelve (12) thirty (30) day months. Dividends payable on the Series B Preferred Stock for each full dividend period will be computed by dividing the applicable annual dividend rate by four. After full cumulative distributions on the Series B Preferred Stock have been paid or declared and funds therefor set aside for payment with respect to a dividend period, the holders of Series B Preferred Stock will not be entitled to any further distributions with respect to that dividend period.

(b) From the Original Issue Date to, but excluding, September 30, 2024, holders of the then-outstanding shares of Series B Preferred Stock shall be entitled to receive, when, as and if authorized and declared by the Board, out of funds legally available for payment of dividends, cumulative cash dividends at the rate of 6.00% per annum on the $25.00 liquidation preference (the “Initial Liquidation Preference”) of each share of Series B Preferred Stock (equivalent to $1.50 per annum per share).

(c) On and after September 30, 2024, in lieu of the dividend rate provided in paragraph (4)(b) above, holders of the then-outstanding shares of Series B Preferred Stock shall be entitled to receive, when, as and if authorized and declared by the Board, out of funds legally available for payment of dividends, cumulative cash dividends at the rate of 10.00% per annum on the sum of the Initial Liquidation Preference per share of Series B Preferred Stock and the FVA Amount (as defined herein and calculated based on the 2024 Land Value Report (as defined herein)) (if the FVA Amount for such period is a positive number) per share of Series B Preferred Stock. For the avoidance of doubt, no dividends shall accrue on any FVA Amount  prior to September 30, 2024.

(d) The Board shall not authorize and declare, and the Corporation shall not pay or set apart for payment, any dividends on the Series B Preferred Stock at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to the Corporation’s indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(e) If, for any taxable year, the Corporation elects to designate as a “capital gain dividend” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended) any portion (the “Capital Gains Amount”) of the dividends (as determined for U.S. federal income tax purposes) paid or made available for the year to holders of all classes of the Corporation’s equity securities (the “Total Dividends”), then, except as otherwise required by applicable law, that portion of the Capital Gains Amount that shall be allocable to the holders of Series B Preferred Stock shall be in proportion to the amount that the total dividends (as determined for U.S. federal income tax purposes) paid or made available to the holders of the Series B Preferred Stock for the year bears to the Total Dividends. Except as otherwise required by applicable law, the Corporation will make a similar allocation with respect to any undistributed long-term capital gains of the Corporation which are to be included in its stockholders’ long-term capital gains, based on the allocation of the Capital Gains Amount which would have resulted if such undistributed long-term capital gains had been distributed as “capital gains dividends” by the Corporation to its stockholders.

(f) So long as any shares of Series B Preferred Stock are outstanding, the Board shall not authorize and declare, and the Corporation shall not pay or set apart for payment, except as described in the immediately following sentence, any dividends on any series or class or classes of Parity Equity Securities for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Stock for all prior dividend periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series B Preferred Stock and all dividends authorized and declared upon any other series or class or classes of Parity Equity Securities shall be authorized and declared ratably in proportion to the respective amounts of dividends accrued and unpaid on the Series B Preferred Stock and such Parity Equity Securities.

(g) So long as any shares of Series B Preferred Stock are outstanding, the Board shall not authorize and declare, and the Corporation shall not pay or set apart for payment, any dividends (other than dividends or distributions paid solely in Junior Equity Securities of, or in options, warrants or rights to subscribe for or purchase, Junior Equity Securities) or other distribution upon Junior Equity Securities, nor shall any Junior Equity Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Corporation or any subsidiary, or a conversion into or exchange for Junior Equity Securities or redemptions for the purpose of preserving the Corporation’s qualification as a REIT), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Equity Securities), unless in each case all cumulative dividends on all outstanding Series B Preferred Stock and any Parity Equity Securities at the time such dividends are payable shall have been paid or set apart for payment for all past dividend periods with respect to the Series B Preferred Stock and all past dividend periods with respect to such Parity Equity Securities.

(h) Any dividend payment made on the Series B Preferred Stock, including any Capital Gains Amounts, shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares.

(i) As used herein, the term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(j) As used herein, the term “dividend” does not include dividends payable solely in Junior Equity Securities on Junior Equity Securities, or in options, warrants or rights to holders of Junior Equity Securities to subscribe for or purchase any Junior Equity Securities.

(5) Liquidation Preference.

(a) Upon any Liquidation Event of the Corporation, before any payment or distribution of the assets of the Corporation shall be made to or set apart for the holders of Junior Equity Securities, the holders of the Series B Preferred Stock shall be entitled to receive the sum of (i) the Initial Liquidation Preference, (ii) the FVA Amount  (if the FVA Amount for the relevant period is a positive number), and (iii) an amount per share of Series B Preferred Stock equal to all dividends (whether or not authorized or declared) accrued and unpaid thereon to, but excluding, the date of final distribution to such holders (the “Final Liquidation Preference”), but such holders of the Series B Preferred Stock shall not be entitled to any further payment.

(b) If, upon any Liquidation Event of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series B Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Equity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series B Preferred Stock and any such other Parity Equity Securities ratably in accordance with the respective amounts that would be payable on  the Series B Preferred Stock and any such other Parity Equity Securities if all amounts payable thereon were paid in full. For the purposes of this paragraph (5), none of (i) a consolidation or merger of the Corporation with one or more other entities, (ii) a statutory share exchange or (iii) a voluntary sale, transfer or conveyance of all or substantially all of the Corporation’s assets, properties or business shall be deemed to be a Liquidation Event of the Corporation.

(c) Subject to the rights of the holders of Parity Equity Securities, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series B Preferred Stock, as provided in this paragraph (5), any series or class or classes of Junior Equity Securities shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Stock shall not be entitled to share therein.

(d) Written notice of any such Liquidation Event of the Corporation, stating the payment date or dates when, and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than thirty (30) nor more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series B Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

(6) Farmland Value Appreciation Amount and Cap.

(a) Farmland value appreciation (“FVA”) shall be calculated pursuant to paragraph (6)(b) below using the annual agricultural land value report (the “Land Value Report”) released by the National Agricultural Statistics Service (“NASS”), the Agricultural Statistics Board (“ASB”) and the United States Department of Agriculture (“USDA”) and is currently disclosed at the following URL: http://usda.mannlib.cornell.edu/MannUsda/viewDocumentInfo.do?documentID=1446. Subject to paragraph (6)(h) below, the value set forth in the Land Value Report (the “Land Value”) with respect to each of the 17 states in which the Corporation owned farmland as of June 30, 2017 (the “Portfolio States”) listed below, will be used for the purpose of calculating FVA in accordance with the provisions hereof.

(b) FVA shall be calculated as follows:

(i) The change in FVA for each Portfolio State since the 2017 Land Value Report (as defined below) will be calculated promptly following each date of the release of the Land Value Report for each year (the “Report Release Date”) in accordance with the following equation, where “PSx” represents any given Portfolio State and “FVAx” represents the change in FVA for such Portfolio State:

FVAx = ((Land Value for PSx as of the most recent Report Release Date ÷ Land Value for PSx for 2017) × 100) - 100;

provided, that for the avoidance of doubt, for the purposes of calculating FVAx hereunder, (i) the Land Value for PSx for 2017 shall be as reported in the Land Value Report that was published on August 3, 2017 (the “2017 Land Value Report”), and (ii) the Land Value for PSx for 2024 shall be as reported in the Land Value Report that first reports Land Values for the year 2024 (the “2024 Land Value Report”), in each case, notwithstanding any future revisions to such value that may be included in the Land Value Report on subsequent Report Release Dates.

(ii) The “Cumulative FVA” is the sum of the seventeen (17) products of (A) the change in FVA for a given Portfolio State since the 2017 Land Value Report (expressed below as “FVAx” and, for any given Portfolio State, as calculated as described in paragraph (6)(b)(i) above and (B) the relative weighting for a given Portfolio State (expressed below as “Wx” and, for any given Portfolio State, as set forth in the table in paragraph (6)(b)(iii) below), divided by 100 in order to be expressed as a percentage, which shall be calculated by the Corporation promptly following each Report Release Date in accordance with the following equation:

Cumulative FVA = ((FVA1 × W1) + (FVA2 × W2) + (FVA3 × W3) + ... (FVA17 × W17)) ÷ 100

(iii) The following relative weightings for each Portfolio State shall be used in determining Cumulative FVA in accordance with paragraph (6)(b)(ii), as well as any Premium Amount (as defined herein), which weightings shall be fixed while shares of Series B Preferred Stock remain outstanding:

Portfolio State	Weighting
Illinois	34.344%
California	19.265%
South Carolina	6.892%
North Carolina	6.695%
Colorado	6.318%
Arkansas	5.776%
Nebraska	4.292%
Louisiana	4.275%
Florida	3.580%
Mississippi	2.034%
Georgia	1.923%
Michigan	1.451%
Texas	0.855%
Virginia	0.752%
South Dakota	0.696%
Kansas	0.484%
Alabama	0.365%
Total (17 Portfolio States)	100.0%

(c) The farmland value appreciation factor (the “FVA Factor”) for any year shall equal the product of the Cumulative FVA (calculated in accordance with paragraph (6)(b) above) for such year (expressed as a percentage) multiplied by a constant investor participation percentage of fifty percent (50.0%).

(d) Subject to paragraph (6)(f) below, the farmland value appreciation amount (the “FVA Amount”) for any period shall equal the product of the Initial Liquidation Preference and the FVA Factor for such period; provided, that the FVA Amount for all periods after September 30, 2024 shall be equal to the FVA Amount calculated with respect to the 2024 Land Value Report.

(e) If the Corporation exercises its option to redeem or convert the Series B Preferred Stock after September 30, 2021 and before September 30, 2024 in accordance with paragraph (7)(a) below (in the case of a redemption) or paragraph (11)(a) below (in the case of a conversion), the Corporation will pay a premium (the “Premium Amount”) in addition to the Initial Liquidation Preference, the FVA Amount (if positive) and all accrued and unpaid dividends to, but excluding, the date of such redemption or conversion. The Premium Amount will equal the product of (i) the Initial Liquidation Preference and (ii) the average change in Land Values in the Portfolio States over the immediately preceding four (4) years for which a Land Value Report has been issued (based on the initial Land Values for such years included in such Land Value Reports), weighted by the weightings set forth above in paragraph (6)(b)(iii) above, multiplied by a constant investor participation percentage of fifty percent (50.0%) and prorated for the number of days between the most recent Report Release Date and the date immediately preceding the date of redemption or conversion. The Premium Amount, at any time it is measured, cannot be negative.

(f) Until September 30, 2024, the amount payable upon any conversion, redemption or Liquidation Event shall be subject to a cap, such that the total internal rate of return, when considering the Initial Liquidation Preference, plus the FVA Amount (if positive, plus the Premium Amount (if applicable and if positive), plus all dividends (whether paid or accrued) to, but excluding, the date of such redemption, conversion or final distribution to holders in respect of a Liquidation Event, shall not exceed nine percent (9.0%).

(g) From and after the Original Issue Date, the Corporation shall make available, as soon as practicable following each Report Release Date, the annual measurement showing the aggregate FVA Amount per share of Series B Preferred Stock for the then-current year and weighted by the weightings set forth in paragraph (6)(b)(iii) above based on the Land Value Report, substantially in the form attached hereto as Exhibit A. The Corporation shall also provide updates and maintain such information on the “Investor Relations” page of the Corporation’s corporate website.

(h)

(i) If at any time prior to September 30, 2024, the NASS, the ASB and/or the USDA no longer publish the Land Value Report, or if the Land Value Report no longer covers one (1) or more of the Portfolio States, the Corporation shall promptly select in its sole discretion and in good faith an alternative or additional publicly available index or indices as an alternative source or sources (if more than one source is required to cover all of the markets identified in paragraph (6)(b) above) after a thorough examination of publicly available indices at the time that are reasonably comparable to the Land Value Report. For the purpose of calculating the FVA Amount and/or Premium Amount for any period, any such alternative source shall be considered only from and after the last period covered for any relevant market by the Land Value Report. The Corporation shall publicly disclose (i) the alternative source, (ii) the amendments to the calculations of the FVA Amount and the Premium Amount to reflect the alternative source and (iii) the results of such calculations and shall otherwise comply with the requirements of this paragraph (6). Such disclosure shall be made and maintained on the “Investor Relations” page of the Corporation’s corporate website and shall be disclosed in a Current Report on Form 8-K filed or furnished with the Securities and Exchange Commission (the “SEC”).

(ii) If, following a thorough examination of publicly available indices in accordance with paragraph (6)(h)(i) above, the Corporation determines in good faith that no suitable alternative source or sources is available to be selected in accordance with paragraph (6)(h)(i) above (an “Absence of Suitable Indices Event”), the Corporation shall as soon as reasonably practicable (and in any event within 410 days after the most recent Report Release Date), at its option, either (A) redeem all of the outstanding Series B Preferred Stock in accordance with paragraph (7)(c) below or (B) convert all of the outstanding shares of Series B Preferred Stock into shares of Common Stock in accordance with paragraph (11)(c) below.

(7) Redemption. Shares of Series B Preferred Stock are not redeemable except as provided in this paragraph (7).

(a) Redemption at the Option of the Corporation. (i) Except as otherwise permitted by the Charter, this paragraph (7)(a)(i), paragraph (7)(a)(ii) and paragraph (7)(c) hereof, the Corporation may not redeem the Series B Preferred Stock until after September 30, 2021, except in limited circumstances pursuant to the Special Redemption Right (as defined herein). Any time after September 30, 2021 but prior to September 30, 2024, the Corporation, at its option, upon giving notice as provided below, may redeem all, but not less than all, of the then-outstanding shares of Series B Preferred Stock at any time, for cash at a redemption price equal to the Final Liquidation Preference plus the Premium Amount (if applicable and if positive) (such redemption right, or the redemption right described in 7(a)(ii) below, the “Optional Redemption Right”).

(ii) At any time on or after September 30, 2024, the Corporation, at its option, upon giving notice as provided below, may redeem all, but not less than all, of the then-outstanding shares of Series B Preferred Stock at the redemption price per share equal to the Initial Liquidation Preference, plus the FVA Amount calculated with respect to the 2024 Land Value Report (if the FVA Amount for such period is a positive number) (the “Adjusted Value”), plus any accrued and unpaid dividends on the Series B Preferred Stock (whether or not declared) to, but excluding, the redemption date.

(iii) The following provisions set forth the procedures for redemption pursuant to the Optional Redemption Right:

(A) A notice of redemption (which may be contingent upon the occurrence of a future event) shall be mailed, postage prepaid, not less than thirty (30) days nor more than sixty (60) days prior to the redemption date, addressed to the holders of record of the Series B Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed for trading, each notice shall state: (1) the redemption date; (2) the applicable redemption price; (3) a statement setting forth the calculation of such redemption price in accordance with paragraph (7)(a)(i) or (ii) above, as applicable; (4) the number of shares of Series B Preferred Stock to be redeemed (it being understood that such Optional Redemption Right may only be exercised as a redemption of all of the then-outstanding shares of Series B Preferred Stock); (5) the place or places where the certificates, if any, evidencing the shares of Series B Preferred Stock are to be surrendered for payment of the redemption price; (6) procedures for surrendering non-certificated shares of Series B Preferred Stock for payment of the redemption price; (7) that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accrue on such redemption date except as otherwise provided herein; and (8) that payment of the redemption price will be made upon presentation and surrender of such shares of Series B Preferred Stock.

(B) Upon any redemption of Series B Preferred Stock pursuant to the Optional Redemption Right, the Corporation shall pay any accrued and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date. If a redemption date falls after a Record Date for a Series B Preferred Stock dividend payment and prior to the corresponding Series B Dividend Payment Date, then each holder of shares of the Series B Preferred Stock at the close of business on such Record Date shall be entitled to the dividend payable on such shares of Series B Preferred Stock on the corresponding Series B Dividend Payment Date notwithstanding the redemption of such shares of Series B Preferred Stock before such Series B Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any shares of Series B Preferred Stock called for redemption.

(C) If full cumulative dividends on the Series B Preferred Stock and any other series or class or classes of Parity Equity Securities have not been paid or declared and set apart for payment, except as otherwise permitted under the Charter, the Corporation may not purchase, redeem or otherwise acquire Series B Preferred Stock or any Parity Equity Securities other than in exchange for Junior Equity Securities.

(D) On and after the date fixed for redemption pursuant to the Optional Redemption Right, provided that the Corporation has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends shall cease to accrue on the shares of Series B Preferred Stock called for redemption (except that, in the case of a redemption date that falls after a Record Date and prior to the related Series B Dividend Payment Date, holders of Series B Preferred Stock on the applicable Record Date will be entitled on such Series B Dividend Payment Date to receive the dividend payable on such shares of Series B Preferred Stock on the corresponding Series B Dividend Payment Date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series B Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

(b) Special Redemption Right Upon a Change of Control. (i) Upon the occurrence of a Change of Control (as defined herein), the Corporation shall have the option, upon giving notice to the holders of the Series B Preferred Stock as provided below, to redeem all, but not less than all, of the then-outstanding shares of Series B Preferred Stock at any time within one hundred twenty (120) days after the date on which the Change of Control has occurred (the “Special Redemption Right”), for cash equal to the Final Liquidation Preference, to, but excluding, the redemption date (the “Special Redemption Price”). If, prior to the Change of Control Conversion Date (as defined herein), the Corporation exercises its Optional Redemption Right, Special Redemption Right or Absence of Suitable Indices Redemption Right (as defined herein) in connection with a Change of Control, holders of Series B Preferred Stock shall not be permitted to exercise their Change of Control Conversion Right (as defined herein).

A “Change of Control” shall be deemed to have occurred at such time after the Original Issue Date when the following have occurred and are continuing:

(A) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of securities of the Corporation entitling that person to exercise more than fifty percent (50%) of the total voting power of all capital stock of the Corporation entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(B) following the closing of any transaction referred to in clause (A) above, neither the Corporation nor the acquiring or surviving entity has a class of common stock (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (“NYSE”), the NYSE MKT or the NASDAQ Stock Market (“NASDAQ”), or listed on an exchange that is a successor to the NYSE, NYSE MKT or NASDAQ.

(ii) The following provisions set forth the procedures for redemption pursuant to the Special Redemption Right:

(A) A notice of redemption (which may be contingent upon the occurrence of a future event) shall be mailed, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, addressed to the holders of record of the Series B Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed or admitted to trading, each notice shall state: (1) the redemption date; (2) the Special Redemption Price; (3) a statement setting forth the calculation of such Special Redemption Price in accordance with paragraph (7)(b) above; (4) the number of shares of Series B Preferred Stock to be redeemed (it being understood that such Special Redemption Right may only be exercised as a redemption of all of the then-outstanding shares of Series B Preferred Stock); (5) the place or places where the certificates, if any, evidencing the shares of Series B Preferred Stock are to be surrendered for payment of the redemption price; (6) procedures for surrendering non-certificated shares of Series B Preferred Stock for payment of the redemption price; (7) that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accrue on such redemption date except as otherwise provided herein and unless the Corporation shall fail to pay the redemption price on such date; (8) that payment of the redemption price and any accrued and unpaid dividends will be made upon presentation and surrender of such shares of Series B Preferred Stock; (9) that the shares of Series B Preferred Stock are being redeemed pursuant to the Special Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and (10) that the holders of the Series B Preferred Stock to which the notice relates will not be able to tender such shares of Series B Preferred Stock for conversion in connection with such Change of Control and each share of Series B Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date (as defined herein), for redemption shall be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date.

(B) Upon the redemption of the Series B Preferred Stock pursuant to the Special Redemption Right, the Corporation shall pay any accrued and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date. If the redemption date falls after a Record Date for a Series B Preferred Stock dividend payment and prior to the corresponding Series B Dividend Payment Date, then each holder of the Series B Preferred Stock at the close of business on such Record Date shall be entitled to the dividend payable on such shares of Series B Preferred Stock on the corresponding Series B Dividend Payment Date notwithstanding the redemption of such shares of Series B Preferred Stock before such Series B Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any shares of Series B Preferred Stock called for redemption.

(C) If full cumulative dividends on the Series B Preferred Stock and any other series or class or classes of Parity Equity Securities have not been paid or declared and set apart for payment, except as otherwise permitted under the Charter, the Corporation may not purchase, redeem or otherwise acquire shares of Series B Preferred Stock or any Parity Equity Securities other than in exchange for Junior Equity Securities.

(D) On and after the date fixed for redemption pursuant to the Special Redemption Right, provided that the Corporation has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends shall cease to accrue on the shares of Series B Preferred Stock called for redemption (except that, in the case of a redemption date that falls after a Record Date and prior to the related Series B Dividend Payment Date, holders of Series B Preferred Stock on the applicable Record Date will be entitled on such Series B Dividend Payment Date to receive the dividend payable on such shares of Series B Preferred Stock on the corresponding Series B Dividend Payment Date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series B Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

(c) Redemption upon Absence of Suitable Indices Event.

(i) If, following an Absence of Suitable Indices Event, the Corporation does not convert all of the outstanding shares of Series B Preferred Stock in accordance with paragraph (11)(c) below, the Corporation shall redeem all of the then-outstanding shares of Series B Preferred Stock for cash at a redemption price equal to the Final Liquidation Preference (the “Absence of Suitable Indices Redemption Right”).

(ii) The following provisions set forth the procedures for redemption pursuant to the Absence of Suitable Indices Redemption Right:

(A) A notice of redemption (which may be contingent upon the occurrence of a future event) shall be mailed, postage prepaid, not less than thirty (30) days nor more than sixty (60) days prior to the redemption date, addressed to the holders of record of the Series B Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed for trading, each notice shall state: (1) the redemption date; (2) the redemption price; (3) a statement setting forth the calculation of such redemption price in accordance with paragraph (7)(c)(i) above; (4) the number of shares of Series B Preferred Stock to be redeemed (it being understood that such Absence of Suitable Indices Redemption Right may only be exercised as a redemption of all of the then-outstanding shares of Series B Preferred Stock); (5) the place or places where the certificates, if any, evidencing the shares of Series B Preferred Stock are to be surrendered for payment of the redemption price; (6) procedures for surrendering non-certificated shares of Series B Preferred Stock for payment of the redemption price; (7) that dividends on the Series B Preferred Stock to be redeemed will cease to accrue on such redemption date except as otherwise provided herein; and (8) that payment of the redemption price will be made upon presentation and surrender of such shares of Series B Preferred Stock.

(B) Upon any redemption of Series B Preferred Stock pursuant to the Absence of Suitable Indices Redemption Right, the Corporation shall pay any accrued and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date. If a redemption date falls after a Record Date for a Series B Preferred Stock dividend payment and prior to the corresponding Series B Dividend Payment Date, then each holder of the Series B Preferred Stock at the close of business on such Record Date shall be entitled to the dividend payable on such Series B Preferred Stock on the corresponding Series B Dividend Payment Date notwithstanding the redemption of such shares of Series B Preferred Stock before such Series B Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any shares of Series B Preferred Stock called for redemption.

(C) If full cumulative dividends on the Series B Preferred Stock and any other series or class or classes of Parity Equity Securities have not been paid or declared and set apart for payment, except as otherwise permitted under the Charter, the Corporation may not purchase, redeem or otherwise acquire shares of Series B Preferred Stock or any Parity Equity Securities other than in exchange for Junior Equity Securities.

(D) On and after the date fixed for redemption pursuant to the Absence of Suitable Indices Redemption Right, provided that the Corporation has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends shall cease to accrue on the shares of Series B Preferred Stock called for redemption (except that, in the case of a redemption date that falls after a Record Date and prior to the related Series B Dividend Payment Date, holders of Series B Preferred Stock on the applicable Record Date will be entitled on such Series B Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series B Dividend Payment Date), such shares of Series B Preferred Stock shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series B Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

(d) Status of Redeemed Series B Preferred Stock. Any shares of Series B Preferred Stock that shall at any time have been redeemed (whether pursuant to the Optional Redemption Right, the Special Redemption Right or the Absence of Suitable Indices Redemption Right) shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated or reclassified as part of a particular series by the Board.

(8) Voting Rights. Except as otherwise set forth herein or as required by applicable law, holders of Series B Preferred Stock shall not have any relative, participating, optional or other voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any action by the Corporation. In any matter in which the holders of Series B Preferred Stock are entitled to vote, each such holder shall have the right to one vote for each share of Series B Preferred Stock held by such holder.

(a) Right to Elect Two Directors After Extended Dividend Arrearages.

(i) If and whenever six (6) or more quarterly dividends (whether or not consecutive) payable on the Series B Preferred Stock are in arrears, whether or not authorized or declared, the number of directors then constituting the Board shall be increased by two and the holders of Series B Preferred Stock, voting together as a single class with the holders of any other series of Parity Equity Securities upon which like voting rights have been conferred and are exercisable (any such other series, the “Voting Preferred Stock”), shall have the right to elect two (2) additional directors (each, a “Preferred Stock Director”) at a special meeting of the holders of the then-outstanding Series B Preferred Stock called upon the request of the holders of at least ten percent (10%) of the then-outstanding shares of Series B Preferred Stock, or at the Corporation’s next annual meeting and at each subsequent annual meeting of stockholders thereafter until all unpaid dividends with respect to the Series B Preferred Stock and such other Voting Preferred Stock have been paid. Whenever all dividend arrearages on the Series B Preferred Stock and the Voting Preferred Stock then outstanding have been paid and full dividends on the Series B Preferred Stock and the Voting Preferred Stock for the then current quarterly dividend period have been paid in full, then the right of the holders of the Series B Preferred Stock and the Voting Preferred Stock to elect two (2) Preferred Stock Directors will cease, the terms of office of the Preferred Stock Directors shall terminate immediately and the number of directors shall be reduced accordingly; provided, however, the right of the holders of the Series B Preferred Stock and the Voting Preferred Stock to elect the additional directors will again vest if and whenever six (6) quarterly dividends  are in arrears, as described above.

(ii) A Preferred Stock Director shall be elected by a vote of holders of record (as of the record date for the special or annual meeting, as the case may be) of a majority of the then-outstanding shares of Series B Preferred Stock and Voting Preferred Stock (voting together as a single class). Any of the Preferred Stock Directors elected by holders of the Voting Preferred Stock may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, holders of record (as of the record date for the special or annual meeting, as the case may be) of a majority of the then-outstanding shares of Series B Preferred Stock and Voting Preferred Stock (voting as a single class). So long as a dividend arrearage continues, any vacancy in the office of any Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of majority of the then-outstanding shares of Series B Preferred Stock and Voting Preferred Stock voting as a single class. In no event shall the holders of Series B Preferred Stock be entitled pursuant to these voting rights to elect a director that would cause the Corporation to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of the Corporation’s capital stock is listed. In class votes with other Voting Preferred Stock, preferred stock of different series shall vote in proportion to the initial liquidation preference of the Preferred Stock.

(iii) Special meetings pursuant to this paragraph (8)(a) shall be in accordance with the procedures for “Stockholder-Requested Special Meetings” in the Corporation’s bylaws; except that the Corporation, rather than the holders of Series B Preferred Stock, shall pay all costs and expenses of calling and holding such meeting, including without limitation, the costs of preparing and mailing or delivering notice of such meeting, of renting meeting space for such meeting to be held and of collecting and tabulating votes. At all times that the voting rights conferred by this paragraph (8)(a) are exercisable, the holders of Series B Preferred Stock shall have reasonable access to the Preferred Stock transfer records of the Corporation.

(iv) The provisions of this paragraph (8)(a) shall supersede anything inconsistent contained in the Charter or bylaws of the Corporation.

(b) Supermajority Voting Rights. So long as any shares of Series B Preferred Stock are outstanding, the approval of two-thirds of the votes entitled to be cast by the holders of shares of outstanding Series B Preferred Stock, voting together as a class with the Voting Preferred Stock, either at a meeting of stockholders or by written consent, is required (i) to authorize, create, or increase the number of authorized or issued shares of any class or series of Senior Equity Securities, or to reclassify any authorized equity securities of the Corporation into such Senior Equity Securities, or to create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such Senior Equity Securities, or (ii) to amend, alter or repeal any provisions of the Charter (including these Articles Supplementary), whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Series B Preferred Stock, unless in connection with any such amendment, alteration or repeal, the Series B Preferred Stock remains outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof that are substantially similar to those of the Series B Preferred Stock (provided that if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the other series of Voting Preferred Stock, the consent of the holders of at least two-thirds of the then-outstanding shares of each such series so affected is required). However, the Corporation may, without the consent of any holder of Series B Preferred Stock, create and issue additional classes of Parity Equity Securities and Junior Equity Securities, amend the Charter and these Articles Supplementary to increase the authorized number of Parity Equity Securities (including the Series B Preferred Stock) and Junior Equity Securities and/or issue additional series of Parity Equity Securities (including the Series B Preferred Stock) and Junior Equity Securities.

(c) Effect of Redemption Upon Voting Rights. The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all of the then-outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(9) Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act, and any shares of Series B Preferred Stock are outstanding, the Corporation will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series B Preferred Stock, as their names and addresses appear in the record books of the Corporation and without cost to such holders, copies of the annual reports and quarterly reports that the Corporation would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Series B Preferred Stock. The Corporation will mail (or otherwise provide) the information to the holders of Series B Preferred Stock within fifteen (15) days after the respective dates by which an annual report on Form 10-K or quarterly report on Form 10-Q, as the case may be, would be due if the Corporation were subject to Section 13 or 15(d) of the Exchange Act and was required to file such reports with the SEC.

(10) Other Limitations; Ownership and Transfer. The Series B Preferred Stock constitute equity securities of the Corporation and are governed by and issued subject to all the limitations, terms and conditions of the Charter applicable to equity securities generally, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VII of the Charter applicable to equity securities of the Corporation. The foregoing sentence shall not be construed to limit the applicability to the Series B Preferred Stock of any other term or provision of the Charter.

(11) Conversion. Shares of Series B Preferred Stock are not convertible into or exchangeable for any other property or securities of Corporation, except as provided in this paragraph (11).

(a) Conversion at the Option of the Corporation. At any time after September 30, 2021, the Corporation may convert all, but not less than all, of the then-outstanding shares of Series B Preferred Stock into shares of Common Stock in accordance with this paragraph (11)(a) (the “Optional Conversion Right”).

(i) If such one-time conversion shall occur after September 30, 2021 but before September 30, 2024, the formula for determining the conversion ratio per share of Series B Preferred Stock shall be equal to (A) the sum of (1) the Initial Liquidation Preference, (2) the FVA Amount for the relevant period (if the FVA Amount for such period is a positive number), (3) the Premium Amount (if applicable and if the Premium Amount for such period is a positive number) and (4) any accrued and unpaid dividends to, but excluding, the fourth (4th) Business Day following the notice of conversion (the “Optional Conversion Date”), divided by (B) the ten-day volume-weighted average price of the Common Stock on the NYSE or, if not listed on the NYSE, such other domestic securities exchange as the Common Stock may be listed or traded (the “VWAP”) on the date the notice of conversion is issued.

(ii) If such one-time conversion shall occur on or after September 30, 2024, the formula for determining the conversion ratio per share of Series B Preferred Stock shall be equal to (A) the Adjusted Value, plus any accrued and unpaid dividends to, but excluding, the Optional Conversion Date, divided by (B) the VWAP on the date the notice of conversion is issued.

(iii) In connection with the exercise of the Optional Conversion Right, the Corporation shall comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series B Preferred Stock into shares of Common Stock.

(iv) The Corporation will reserve and keep available at all times, free of any preemptive rights arising by operation of law, under the Charter or bylaws of the Corporation, under any agreement or instrument to which the Corporation or any of its subsidiaries is a party or otherwise, out of its authorized but unissued shares a sufficient number of shares of Common Stock issuable upon conversion of the then-outstanding shares of Series B Preferred Stock until such time as all of the then-outstanding shares of Series B Preferred Stock shall have been converted, repurchased and retired or redeemed and retired. Upon conversion of each share of Series B Preferred Stock, the Corporation shall take all such actions as are necessary in order to ensure that the shares of Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof, other than those imposed by the holder of such share of Series B Preferred Stock and restrictions arising under applicable securities laws. The Corporation shall not close its books against the transfer of shares of Series B Preferred Stock or of shares of Common Stock issued or issuable upon conversion of Series B Preferred Stock in any manner which interferes with the timely conversion of Series B Preferred Stock. The Corporation shall assist and cooperate with any holder of Series B Preferred Stock who is required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Series B Preferred Stock hereunder (including, without limitation, making any filings required to be made by the Corporation). All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of the NYSE or any other domestic securities exchange upon which the shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

(v) For all purposes hereunder, VWAP shall be as reported by Bloomberg Business News. If a VWAP is not available on Bloomberg Business News or a similar publication, then the volume-weighted average of the high and low trading prices of the Common Stock on the NYSE (or, if not listed on the NYSE, such other domestic securities exchange as the Common Stock may be listed or traded) calculated using the high and low prices (volume weighted) as reported on Bloomberg Business News or a similar publication on the date the notice of conversion is issued shall be used in place of VWAP for all purposes hereunder.

(vi) Upon exercise of the Optional Conversion Right, a notice of conversion shall be mailed, postage prepaid, addressed to the holders of record of the Series B Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the conversion of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred

Stock may be listed for trading, each notice shall state: (A) the Optional Conversion Date; (B) the number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock; (C) a statement setting forth the calculation of the number of shares of Common Stock issuable upon conversion in accordance with paragraph (11)(a)(i) or (ii) above as applicable; (D) the number of shares of Series B Preferred Stock to be converted (it being understood that such Optional Conversion Right may only be exercised as a conversion of all of the then-outstanding shares of Series B Preferred Stock); (E) the place or places where the certificates, if any, evidencing the shares of Series B Preferred Stock are to be surrendered for conversion into shares of Common Stock; (F) procedures for surrendering non-certificated shares of Series B Preferred Stock for conversion into shares of Common Stock; (G) that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accrue on such Optional Conversion Date except as otherwise provided herein; and (H) that the issuance of such shares of Common Stock will be made upon presentation and surrender of such shares of Series B Preferred Stock. Notwithstanding the foregoing, if the shares of Series B Preferred Stock are held in global form, such notice shall comply with applicable procedures of the Depository Trust Company (“DTC”).

(vii) If an Optional Conversion Date falls after a Record Date for a Series B Preferred Stock dividend payment and prior to the corresponding Series B Dividend Payment Date, then each holder of the Series B Preferred Stock at the close of business on such Record Date shall be entitled to the dividend payable on such Series B Preferred Stock on the corresponding Series B Dividend Payment Date notwithstanding the conversion of such shares of Series B Preferred Stock before such Series B Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any shares of Series B Preferred Stock called for conversion.

(viii) On and after the Optional Conversion Date, provided that the Corporation has made available at the office of the registrar and transfer agent a sufficient amount of shares of Common Stock and cash (in lieu of fractional shares of Common Stock as provided in paragraph (11)(d) below) to effect the conversion, dividends shall cease to accrue on the shares of Series B Preferred Stock called for conversion (except that, in the case of an Optional Conversion Date that falls after a Record Date and prior to the related Series B Dividend Payment Date, holders of Series B Preferred Stock on the applicable Record Date will be entitled on such Series B Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series B Dividend Payment Date), such shares of Series B Preferred Stock shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series B Preferred Stock shall cease except the right to receive the shares of Common Stock issuable and cash payable upon such conversion (in accordance with paragraph (11)(d) below).

(ix) The Corporation will deliver all shares of Common Stock, cash (in accordance with paragraph (11)(d) below) and any other property owing upon conversion no later than the fourth (4th) Business Day following the Optional Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered upon conversion will be deemed to have become the holders of record thereof as of the Optional Conversion Date.

(b) Conversion upon a Change of Control.

(i) Upon the occurrence of a Change of Control, each holder of the Series B Preferred Stock shall have the right, subject to the Special Redemption Right of the Corporation, to convert some or all of the Series B Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the relevant Change of Control Conversion Date (as defined herein) into a number of shares of Common Stock per share of Series B Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (1) the sum of (x) the Initial Liquidation Preference, plus (y) the FVA Amount for the relevant period (if the FVA Amount for such period is a positive number), plus (z) any accrued and unpaid dividends (whether or not declared) to, but excluding, the Change of Control Conversion Date (as defined herein), except if such Change of Control Conversion Date falls after a Record Date for a Series B Preferred Stock dividend payment for which dividends have been declared and prior to the corresponding Series B Dividend Payment Date, in which case the amount pursuant to this clause (1)(z) shall equal $0.00 in respect of such dividend payment to be made on such Series B Dividend Payment Date and such declared dividend shall instead be paid, on such Series B Dividend Payment Date, to the holders of record of the Series B Preferred Stock to be converted as of 5:00 p.m. New York City time, on such Record Date), by (2) the Common Stock Price (as defined herein) (such quotient, the “Conversion Rate”), and (B) 5.72082 (the “Share Cap”), subject to the following:

(A) The Share Cap shall be subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of shares of Common Stock), subdivisions or combinations (in each case, a “Stock Split”) with respect to the Common Stock as follows: the adjusted Share Cap as the result of a Stock Split shall be the number of shares of Common Stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Stock Split multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Stock Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Stock Split.

(B) In the case of a Change of Control as a result of which holders of Common Stock are entitled to receive consideration other than solely shares of Common Stock, including other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for shares of Common Stock (the “Alternative Form Consideration”), a holder of Series B Preferred Stock shall be entitled thereafter to convert (subject to the Corporation’s Special Redemption Right) such shares of Series B Preferred Stock not into shares of Common Stock but solely into the kind and amount of Alternative Form Consideration which the holder of Series B Preferred Stock would have owned or been entitled to receive upon such Change of Control as if such holder of Series B Preferred Stock then held the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

(C) If the holders of Common Stock have the opportunity to elect the form of consideration to be received in such Change of Control, the Conversion Consideration shall be deemed to be the kind and amount of consideration actually received by holders of a majority of shares of Common Stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of shares of Common Stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

(D) As used herein, the term “Common Stock Price” shall mean (i) if the consideration to be received in the Change of Control by holders of the Common Stock is solely cash, the amount of cash consideration per share of Common Stock, (ii) if the consideration to be received in the Change of Control by holders of the Common Stock is other than solely cash, (x) the average of the closing price per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten (10) consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (y) the average of the last quoted bid prices for the Common Stock in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the ten (10) consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Common Stock is not then listed for trading on a U.S. securities exchange.

(ii) Within fifteen (15) days following the occurrence of a Change of Control, the Corporation shall provide to holders of Series B Preferred Stock a notice of the occurrence of the Change of Control that describes the resulting Change of Control Conversion Right (“Change of Control Notice”). A failure to give such Change of Control Notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the conversion of any shares of Series B Preferred Stock except as to the holder to whom the Change of Control Notice was defective or not given. Each Change of Control Notice shall state the following: (A) the events constituting the Change of Control; (B) the date of the Change of Control; (C) the last date and time by which the holders of Series B Preferred Stock may exercise their Change of Control Conversion Right, which shall be the “Change of Control Conversion Date”; (D) the method and period for calculating the Common Stock Price; (E) the Change of Control Conversion Date; (F) that if, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any portion of the shares of Series B Preferred Stock, holders shall not be able to convert Series B Preferred Stock designated for redemption and such shares shall be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (G) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series B Preferred Stock; (H) the name and address of the paying agent and the conversion agent; and (I) the procedures that the holders of Series B Preferred Stock must follow to exercise the Change of Control Conversion Right.

(iii) The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides a Change of Control Notice to the holders of Series B Preferred Stock.

(iv) In order to exercise the Change of Control Conversion Right, a holder of Series B Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) or book entries evidencing the shares of Series B Preferred Stock to be converted, duly endorsed for transfer (if certificates are delivered), together with a completed written conversion notice, to the transfer agent. Such conversion notice shall state: (A) the relevant Change of Control Conversion Date; (B) the number of shares of Series B Preferred Stock to be converted; and (C) that the Series B Preferred Stock are to be converted pursuant to the applicable provisions of the shares of Series B Preferred Stock. Notwithstanding the foregoing, if the shares of Series B Preferred Stock are held in global form, such notice shall comply with applicable procedures of DTC. The “Change of Control Conversion Date” shall be a Business Day selected by the Corporation set forth in the Change of Control Notice that is no less than twenty (20) days nor more than thirty-five (35) days after the date on which the Corporation gives such Change of Control Notice.

(v) Holders of Series B Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to 5:00 PM Eastern time on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series B Preferred Stock; (ii) if certificated shares of Series B Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series B Preferred Stock; and (iii) the number of shares of Series B Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series B Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable DTC procedures.

(vi) Shares of Series B Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date.

(vii) In connection with the exercise of any Change of Control Conversion Right, the Corporation shall comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series B Preferred Stock into shares of Common Stock.

(ix) The Corporation will deliver all shares of Common Stock, cash (in accordance with paragraph (11)(d) below) and any other property owing upon conversion no later than the fourth (4th) Business Day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered upon conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

(c) Conversion upon an Absence of Suitable Indices Event.

(i) If, following an Absence of Suitable Indices Event, the Corporation does not redeem all of the then-outstanding shares of Series B Preferred Stock in accordance with paragraph (7)(c) above, the Corporation shall convert all but not less than all of the shares of Series B Preferred Stock into shares of Common Stock in accordance with this paragraph (11)(c) (the “Absence of Suitable Indices Event Conversion Right”).

(ii) The formula for determining the conversion ratio per share of Series B Preferred Stock pursuant to the Absence of Suitable Indices Event Conversion Right shall be equal to (A) the sum of (1) the Initial Liquidation Preference, (2) the FVA Amount for the relevant period (if the FVA Amount for such period is a positive number) and (3) any accrued and unpaid dividends to, but not including,  the fourth (4th) Business Day following the notice of conversion (the “Absence of Suitable Indices Event Conversion Date”), divided by (B) the VWAP on the date the notice of conversion is issued.

(iii) In connection with the exercise of the Absence of Suitable Indices Event Conversion Right, the Corporation shall comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series B Preferred Stock into shares of Common Stock.

(iv) The Corporation will reserve and keep available at all times, free of any preemptive rights arising by operation of law, under the Charter or bylaws of the Corporation, under any agreement or instrument to which the Corporation or any of its subsidiaries is a party or otherwise, out of its authorized but unissued shares a sufficient number of shares of Common Stock issuable upon conversion of the then-outstanding shares of Series B Preferred Stock until such time as all of the then-outstanding shares of Series B Preferred Stock shall have been converted, repurchased and retired or redeemed and retired. Upon conversion of each share of Series B Preferred Stock, the Corporation shall take all such actions as are necessary in order to ensure that the shares of Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof, other than those imposed by the holder of such share of Series B Preferred Stock and restrictions arising under applicable securities laws. The Corporation shall not close its books against the transfer of shares of Series B Preferred Stock or shares of Common Stock issued or issuable upon conversion of Series B Preferred Stock in any manner which interferes with the timely conversion of shares of Series B Preferred Stock. The Corporation shall assist and cooperate with any holder of Series B Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Series B Preferred Stock hereunder (including, without limitation, making any filings required to be made by the Corporation). All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of the NYSE or any other domestic securities exchange upon which the Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

(vi) Upon exercise of the Absence of Suitable Indices Event Conversion Right, a notice of conversion shall be mailed, addressed to the holders of record of the Series B Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the conversion of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed for trading, each notice shall state: (A) the event constituting the Absence of Suitable Indices Event, (B) the Absence of Suitable Indices Event Conversion Date; (C) the number of shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock; (D) a statement setting forth the calculation of the number of shares of Common Stock issuable upon conversion in accordance with paragraph (11)(c)(ii); (E) the number of shares of Series B Preferred Stock to be converted (it being understood that such Absence of Suitable Indices Event Conversion Right may only be exercised as a conversion of  all of the then-outstanding shares of Series B Preferred Stock); (F) the place or places where the certificates, if any, evidencing the shares of Series B Preferred Stock are to be surrendered for conversion into shares of Common Stock; (G) procedures for surrendering non-certificated shares of Series B Preferred Stock for conversion into shares of Common Stock; (H) that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accrue on such Absence of Suitable Indices Event Conversion Date except as otherwise provided herein; and (I) that the issuance of such shares of Common Stock will be made upon presentation and surrender of such shares of Series B Preferred Stock. Notwithstanding the foregoing, if the shares of Series B Preferred Stock are held in global form, such notice shall comply with applicable procedures of DTC.

(vii) If an Absence of Suitable Indices Event Conversion Date falls after a Record Date for a Series B Preferred Stock dividend payment and prior to the corresponding Series B Dividend Payment Date, then each holder of the Series B Preferred Stock at the close of business on such Record Date shall be entitled to the dividend payable on such Series B Preferred Stock on the corresponding Series B Dividend Payment Date notwithstanding the conversion of such shares of Series B Preferred Stock before such Series B Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any shares of Series B Preferred Stock called for conversion.

(viii) On and after the Absence of Suitable Indices Event Conversion Date, provided that the Corporation has made available at the office of the registrar and transfer agent a sufficient amount of shares of Common Stock and cash to effect the conversion, dividends shall cease to accrue on the shares of Series B Preferred Stock called for conversion (except that, in the case of an Absence of Suitable Indices Event Conversion Date after a Record Date and prior to the related Series B Dividend Payment Date, holders of Series B Preferred Stock on the applicable Record Date will be entitled on such Series B Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series B Dividend Payment Date), such shares of Series B Preferred Stock shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series B Preferred Stock shall cease except the right to receive the shares of Common Stock issuable and cash payable upon such conversion.

(ix) The Corporation will deliver all shares of Common Stock, cash (including, without limitation, cash in lieu of fractional shares of Common Stock) and any other property owing upon conversion no later than the fourth (4th) Business Day following the Absence of Suitable Indices Event Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered upon conversion will be deemed to have become the holders of record thereof as of the Absence of Suitable Indices Event Conversion Date.

(d) No Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of the shares of Series B Preferred Stock pursuant to this paragraph (11). In lieu of fractional shares, holders of the Series B Preferred Stock shall be entitled to receive the cash value of such fractional shares (A) in the case of a conversion at the option of the Corporation as set forth in paragraphs(11)(a) and (c) hereof, computed on the basis of the applicable per share VWAP, and (B) in the case of a conversion in connection with the Change of Control Conversion Right, based on the Common Stock Price.

(e) Ownership Limit. Notwithstanding anything to the contrary contained herein, no holder of Series B Preferred Stock shall be entitled to convert such shares of Series B Preferred Stock for Common Stock to the extent that receipt of such shares of Common Stock would cause such holder (or any other person) to Beneficially Own or Constructively Own, within the meaning of the Charter, Common Stock in excess of the Stock Ownership Limit, as such term is defined in the Charter.

(12) Record Holders. The Corporation and the transfer agent for the Series B Preferred Stock may deem and treat the record holder of any Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

(13) Miscellaneous.

(a) Preemptive Rights. No holder of Series B Preferred Stock, as such, shall have any preemptive or preferential right to subscribe for or to purchase any additional shares of any class or series of equity securities of the Corporation or any securities convertible into or exercisable or exchangeable for shares of any class or series of equity securities of the Corporation.

(b) Tax Withholding. The Corporation may withhold from or pay on behalf of or with respect to each holder of Series B Preferred Stock any amount of U.S. federal, state, local, or foreign taxes that the Corporation reasonably determines that it was or is required to withhold or pay with respect to any cash or property distributable, allocable or otherwise transferred to such holder pursuant to these Articles Supplementary, including, without limitation, any taxes required to be withheld or paid by the Corporation pursuant to Section 1441, 1442, or 1445 of the Internal Revenue Code of 1986, as amended.

(c) Office or Agency. The Corporation will at all times maintain an office or agency in one of the 48 contiguous states of the United States of America where Series B Preferred Stock may be surrendered for payment (including upon redemption), registration of transfer or exchange.

(d) Severability. If any preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series B Preferred Stock is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption and other terms of the Series B Preferred Stock which can be given effect without the invalid, unlawful or unenforceable preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series B Preferred Stock shall remain in full force and effect and shall not be deemed dependent upon any other such preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series B Preferred Stock unless so expressed herein.

(e) Terms of the Series B Preferred Stock. All references to the “terms” of the Series B Preferred Stock (and all similar references) shall include all of the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and provisions set forth in paragraphs (1) through (13), inclusive, hereof.

THIRD: The Series B Preferred Stock has been classified and designated by the Pricing Committee under the authority granted by the Board pursuant to the powers of the Board as contained in the Charter. These Articles Supplementary have been approved by the Pricing Committee in accordance with the power delegated to the Pricing Committee by the Board in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall become effective upon acceptance by the SDAT.

FIFTH: The undersigned Chief Financial Officer and Treasurer of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Financial Officer and Treasurer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer and Treasurer and attested to by its General Counsel and Secretary on this 16th day of August, 2017.

Farmland Partners Inc.

		By:	/s/ Luca Fabbri
Luca Fabbri Chief Financial Officer and Treasurer

ATTEST:

By:	/s/ Erica Borenstein
Erica Borenstein General Counsel and Secretary

Exhibit A

Measurement of Aggregate FVA Amount Per Share of 6.00% Series B Participating Preferred Stock(1)

[Date]

		2017		2018
Portfolio State	Relative Weighting Applied in Determining FVA	2017 Land Value(2)	Assigned Baseline Value	2018 Land Value(3)	Percentage Change in Land Value to 2017 Baseline
Illinois	34.344%	$7,300	100.00
California	19.265%	$8,700	100.00
South Carolina	6.892%	$3,000	100.00
North Carolina	6.695%	$4,450	100.00
Colorado	6.318%	$1,430	100.00
Arkansas	5.776%	$3,180	100.00
Nebraska	4.292%	$2,900	100.00
Louisiana	4.275%	$3,000	100.00
Florida	3.580%	$5,700	100.00
Mississippi	2.034%	$2,500	100.00
Georgia	1.923%	$3,550	100.00
Michigan	1.451%	$4,800	100.00
Texas	0.855%	$2,090	100.00
Virginia	0.752%	$4,350	100.00
South Dakota	0.696%	$2,180	100.00
Kansas	0.484%	$1,850	100.00
Alabama	0.365%	$2,750	100.00

Cumulative FVA			0.00%			%

FVA Factor (50% Cumulative FVA)			0.00%			%

FVA Amount					$

(1)           The Land Values and FVA Amount for each year since the issuance of the 6.00% Series B Participating Preferred Stock are available on the Company’s website on the “Investor Relations” page.

(2)           2017 Land Value represents the 2017 estimated average value per acre of farmland in each Portfolio State, as reported in the 2017 Land Value Report released on August 3, 2017, and will remain constant for 2017 for purposes of calculating the FVA Amount, notwithstanding any subsequent revisions in any subsequent Land Value Report.

(3)           2018 Land Value represents the 2018 estimated average value per acre of farmland in each Portfolio State, as reported in the 2018 Land Value Report released on August [ • ], 2018, and will remain constant for 2018 for purposes of calculating the FVA Amount, notwithstanding any subsequent revisions in any subsequent Land Value Report.